EXHIBIT 99.1

Contact:   Suzanne H. Wood
           (336) 664-2400

                    OAKWOOD HOMES CORPORATION ANNOUNCES LOWER
                     EXPECTATIONS FOR THE THIRD QUARTER AND
                THAT IT WILL BE EXPLORING STRATEGIC ALTERNATIVES

GREENSBORO, N.C., June 18, 1999 --- Oakwood Homes Corporation (NYSE - OH) today announced that results for the third quarter ending June 30, 1999 could be as much as 50% lower than analysts' consensus estimates of $.55 per share as reported by First Call with the extent of the shortfall being significantly dependent on retail sales for June.

Nicholas J. St. George, Chairman and Chief Executive Officer, and William G. Edwards, President and Chief Operating Officer, jointly said: "We expect the quarter to be adversely affected by unanticipated softness in retail and wholesale sales. Although business in March showed signs of improvement over the prior year, sales during the current quarter have exhibited unexpected weakness. Same store retail sales in units and dollars through May, as compared to the prior year, were down by approximately 16% and 10%, respectively."

Oakwood Homes also announced that its Board of Directors will be exploring strategic alternatives to enhance shareholder value including a merger or sale of the Company. The Board of Directors also stated that Oakwood's management was pursuing the possibility of a management led buyout. Discussion of these matters is preliminary, and there can be no assurances that a transaction will result. The Board will be engaging Merrill Lynch & Co. as its financial advisor to advise it in its consideration of strategic alternatives.

Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing throughout the United States. With 388 Company-owned stores and an extensive network of independent dealers served by 32 manufacturing facilities, Oakwood Homes is the nation's largest retailer of manufactured housing.

This press release contains certain forward-looking statements and information based on the beliefs of the Company's management as well as assumptions made by, and information currently available to, the Company's management. Words like "believe," "expect," "should," and similar expressions used in this press release are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors in the Company's Registration Statement on Form S-3 filed February 22, 1999. Should underlying assumptions prove incorrect or should one or



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more of the risks or uncertainties materialize, actual events or results may vary from those described herein as anticipated, expected, believed or estimated.